EXHIBIT 99.1
First Industrial Realty Trust, Inc.
311 South Wacker Drive
Suite 4000
Chicago, IL 60606
312/344-4300
FAX: 312/922-9851

MEDIA RELEASE
First Industrial Realty Trust Reports
Third Quarter 2007 Results
13% Growth in FFO Per Share
•	Developable Land Now Totals Nearly 4,000 Acres; Buildable To 61 Million S.F.

•	20% Growth In FFO From Joint Ventures

•	4.8% Increase In Same Property Net Operating Income

•	Occupancy Rises To 94.8%; Rental Rates Up 3.6%

•	21% Net Economic Gain Margin On Properties Harvested During The Quarter

•	Repurchased $29 Million Of Common Shares And Authorized A New $100 Million Stock Repurchase Program

•	Initiating 2008 FFO Per Share Guidance Range Of $4.80 To $5.00
CHICAGO, October 24, 2007 — First Industrial Realty Trust, Inc. (NYSE: FR), a leading provider of industrial real estate supply chain solutions, today announced results for the quarter ended September 30, 2007. Diluted net income available to common stockholders per share (EPS) was $0.66, up 22% from $0.54 in third quarter 2006. Third quarter funds from operations (FFO) grew to $1.13 per share/unit on a diluted basis from $1.00 per share/unit a year ago.
“The investments that we have been making in our franchise continue to show positive results, and we are on track to deliver FFO per share growth of approximately 10 percent in 2007, even as we expand into new markets and increase our talented workforce,” said Mike Brennan, president and CEO. “FFO from joint ventures grew 20 percent, the portfolio performance was strong, and we achieved a 21 percent margin on properties harvested from our balance sheet.”
Mr. Brennan added, “As we look ahead to 2008, we continue to see strong demand from our customers for the comprehensive supply chain solutions we deliver, and we expect FFO per share/unit to grow to $4.80 — $5.00.”
Portfolio Performance for On Balance Sheet Properties
•	4.8% growth in same property net operating income (NOI) on a cash basis, up from 2.9% in third quarter 2006. Excluding lease termination fees, same property cash basis NOI increased 3.2%.
•	Occupancy rose to 94.8% from 93.1% in third quarter 2006.
•	Rental rates increased 3.6% and leasing costs improved to $1.72 per square foot.
•	Retained tenants in 79% of square footage up for renewal.
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Investment Performance: Third Quarter 2007

	3rd Quarter		Nine Months
Balance Sheet Investment/Disposition Activity	2007	(in millions)	2007	(in millions)

Property Acquisitions		$76.8		$352.6
Square Feet	1.3 million		7.0 million
Stabilized Weighted Average Capitalization Rate	8.7%		8.6%
Developments Placed in Service		$19.8		$78.0
Square Feet	0.3 million		1.4 million
Stabilized Weighted Average Capitalization Rate	8.0%		8.8%
Land Acquisitions		$13.2		$52.3

Total Investments		$109.8		$482.9

Property Sales		$201.6		$651.3
Square Feet	2.4 million		10.5 million
Weighted Average Capitalization Rate	7.0%		7.1%
Land Sales		$5.8		$11.2

Total Dispositions		$207.4		$662.5

Joint Venture Investment/Disposition Activity

Investments
2005 Development/Redevelopment — Acquisitions		$98.7		$261.3
2005 Development/Redevelopment — Placed in Service		$52.1		$114.8
2006 Strategic Land and Development — Acquisitions		$18.9		$220.0
2007 Core Asset Program		$103.6		$103.6

Total Joint Venture Investments		$273.3		$699.7

Dispositions
2005 Development/Redevelopment		$58.2		$183.2
2005 Core		$104.4		$429.0
1998 Core		$0.0		$46.5
2003 Net Lease		$0.0		$3.3

Total Joint Venture Dispositions		$162.6		$662.0

“We continued to build our land inventory during the third quarter, adding more than 1,000 acres combined for our joint ventures and balance sheet to meet our customers’ supply chain needs,” said Johannson Yap, chief investment officer.
Land and Development
Developable land now totals 3,979 acres (3,446 acres in joint ventures and 533 acres on balance sheet) that can accommodate up to 61 million square feet of development.
Developments currently in process will total 12.2 million square feet of space (6.2 million in joint ventures and 6.0 million on balance sheet) and represent a projected investment of $611 million ($304 million for the joint ventures and $307 million on balance sheet).
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Investment Pipeline and Third Quarter To-Date Investments
Third quarter to-date, $18 million of acquisitions have already been completed. Acquisitions under contract or letter of intent total $592 million. Development currently and soon to be in process on land currently owned is $1.1 billion. Development soon to be in process on land under contract or letter of intent is estimated to be $85 million. The total pipeline is $1.8 billion and the breakdown is as follows:

	Balance	Joint
(millions)	Sheet	Ventures	Total

Developments	$438	$712	$1,150

Acquisitions	$156	$454	$610

Total	$594	$1,166	$1,760

Solid Financial Position
•	Fixed-charge coverage was 2.8 times and interest coverage was 3.4 times for the quarter
•	96% of real estate assets are unencumbered by mortgages
•	7.6 years weighted average maturity for permanent debt
•	100% of permanent debt is fixed rate
“In the third quarter, we renewed our $500 million senior unsecured credit facility,” said Mike Havala, chief financial officer. “We were able to reduce the borrowing rate by fifteen basis points to LIBOR plus 47.5 basis points and extend the maturity five years to 2012. In addition, the facility also supports our international investment strategy by providing borrowing capacity in foreign currencies.”
Common Stock Repurchase Activity and New Common Stock Repurchase Program Authorization
The Company completed its previous common stock repurchase program by buying $29 million of common stock during third quarter 2007 at an average price per share of $39.55. The prior authorization equaled $100 million.
First Industrial’s board of directors has authorized a new $100 million common stock repurchase program. The Company may make purchases from time to time in the open market or in privately negotiated transactions, depending on market and business conditions.
Supplemental Reporting Measure
First Industrial defines FFO as net income available to common stockholders, plus depreciation and amortization of real estate, minus accumulated depreciation and amortization on real estate sold. The National Association of Real Estate Investment Trusts (“NAREIT”) has provided a recommendation on how real estate investment trusts (REITs) should define funds from operations (“FFO”). NAREIT suggests that FFO be defined as net income, excluding gains (or losses) from the sale of previously depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.
NAREIT has also clarified that non-recurring charges and gains should be included in FFO.
Importantly, as part of its guidance concerning FFO, NAREIT has stated that the “management of each of its member companies has the responsibility and authority to publish financial information that it regards as useful to the financial community.” As a result, modifications to the NAREIT calculation of FFO are common among REITs.
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First Industrial calculates FFO to include all cash gains and losses on all industrial property sales whether depreciation is or is not accumulated under the GAAP accounting rules. The Company believes that FFO inclusive of all cash gains and losses is a better performance measure because it reflects all the activities of the Company and better reflects the Company’s strategy, which includes investing in real estate; adding value through redevelopment, leasing and repositioning; and then selling the improved real estate in order to maximize investment returns. The Company provides additional disclosure on net economic gains in its quarterly Supplemental Information Report.
Outlook for 2007 and 2008
Mr. Brennan stated, “Demand for industrial space is strong in virtually all of our markets, and the outlook for the remainder of 2007 is positive given solid industry fundamentals.”
Mr. Brennan added, “First Industrial’s guidance range for 2007 FFO per share/unit is $4.50 to $4.60 and $2.50 to $2.60 for EPS. On balance sheet investment volume assumptions for 2007, which include both developments placed in service and acquisitions, range from $600 million to $700 million with a 7.75% to 8.75% average cap rate. On balance sheet sales volume in 2007 is assumed to be $800 million to $900 million with a 6.75% to 7.75% average cap rate. Book gains from property sales/fees are estimated to be $200 million to $210 million. Our assumption for net economic gains for on balance sheet transactions in 2007 is between $127 million and $137 million.
Our estimate for First Industrial’s FFO from joint ventures in 2007 is between $57 million and $63 million. Joint venture investment volume assumptions for 2007, which include both developments placed in service and acquisitions, range from $900 million to $1.0 billion. Joint venture sales volume in 2007 is assumed to be approximately $900 million to $1.0 billion.”

	Low End of	High End of
	Guidance for	Guidance for	Low End of	High End of
	4Q 2007	4Q 2007	Guidance for 2007	Guidance for 2007
	(Per share/unit)	(Per share/unit)	(Per share/unit)	(Per share/unit)

Net Income Available to Common Stockholders	$0.50	$0.60	$2.50	$2.60
Add: Real Estate Depreciation/Amortization	0.88	0.88	3.45	3.45
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(0.29)	(0.29)	(1.45)	(1.45)

FFO	$1.09	$1.19	$4.50	$4.60

Mr. Brennan added, “First Industrial’s guidance range for 2008 FFO per share/unit is $4.80 to $5.00 and $2.60 to $2.80 for EPS. On balance sheet investment volume assumptions for 2008, which include both developments placed in service and acquisitions, range from $850 million to $950 million with a 7.75% to 8.75% average cap rate. On balance sheet sales volume in 2008 is assumed to be $950 million to $1.05 billion with a 6.75% to 7.75% average cap rate. Book gains from property sales/fees are estimated to be $204 million to $214 million. Our assumption for net economic gains for on balance sheet transactions in 2008 is between $143 million and $153 million.
Our estimate for First Industrial’s FFO from joint ventures in 2008 is between $67 million and $77 million. Joint venture investment volume assumptions for 2008, which include both new developments and acquisitions, range from $950 million to $1.05 billion. Joint venture sales volume in 2008 is assumed to be approximately $1.1 billion to $1.2 billion.”
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	Low End of	High End of
	Guidance for	Guidance for
	2008	2008
	(Per share/unit)	(Per share/unit)

Net Income Available to Common Stockholders	$2.60	$2.80
Add: Real Estate Depreciation/Amortization	3.40	3.40
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(1.20)	(1.20)

FFO	$4.80	$5.00

Mr. Brennan continued, “A number of factors could impact our ability to deliver results in line with our assumptions, such as interest rates, the overall economy, the supply and demand of industrial real estate, the timing and yields for divestment and investment, and numerous other variables. There can be no assurance that First Industrial can achieve such results for 2007 or 2008. However, I believe that First Industrial has the proper strategy, infrastructure, and capabilities to deliver such results.”
First Industrial Realty Trust, Inc. (NYSE: FR) provides industrial real estate solutions for every stage of a customer’s supply chain, no matter how large or complex. Across more than 30 markets in the United States, Canada, The Netherlands and Belgium, our local market experts buy, (re)develop, lease, manage and sell industrial properties, including all of the major facility types — R&D/flex, light industrial, manufacturing, and regional and bulk distribution centers. We continue to receive leading customer service scores from Kingsley Associates, an independent research firm, and in total, we own and manage more than 100 million square feet of industrial space. For more information, please visit us at www.firstindustrial.com.
This press release contains forward-looking information about the Company. A number of factors could cause the Company’s actual results to differ materially from those anticipated, including changes in: national, international, regional and local economic conditions generally and real estate markets specifically, legislation/regulation (including changes to laws governing the taxation of real estate investment trusts), availability of financing, interest rate levels, competition, supply and demand for industrial properties in the Company’s current and proposed market areas, potential environmental liabilities, slippage in development or lease-up schedules, tenant credit risks, higher-than-expected costs, changes in general accounting principles, policies and guidelines applicable to real estate investment trusts, and risks related to doing business internationally (including foreign currency exchange risks). For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission.
A schedule of selected financial information is attached.
First Industrial Realty Trust, Inc. will host a quarterly conference call at 11:00 a.m. CDT, 12:00 p.m. EDT, on Thursday, October 25, 2007. The call-in number is (888) 693-3477 and the passcode is “First Industrial.” The conference call will also be webcast live on First Industrial’s web site, www.firstindustrial.com, under the “Investor Relations” tab. The replay will also be available on the web site.
The Company’s first quarter supplemental information can be viewed on First Industrial’s website, www.firstindustrial.com, under the “Investor Relations” tab.

Contact:	Sean P. O’Neill SVP, Investor Relations and Corporate Communications 312-344-4401 Art Harmon Sr. Manager, Investor Relations and Corporate Communications 312-344-4320
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FIRST INDUSTRIAL REALTY TRUST, INC.
Selected Financial Data
(In thousands, except for per share/unit and property data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006

Statement of Operations and Other Data:
Total Revenues	$108,917	$87,982	$330,370	$258,704

Property Expenses	(33,707)	(29,666)	(99,488)	(87,210)
Build to Suit For Sale Costs	—	—	(6,131)	(666)
Contractor Expenses	(5,188)	—	(14,147)	—
General & Administrative Expense	(21,307)	(20,047)	(66,478)	(55,918)
Depreciation of Corporate F,F&E	(439)	(477)	(1,401)	(1,341)
Depreciation and Amortization of Real Estate	(40,898)	(32,225)	(116,469)	(96,072)

Total Expenses	(101,539)	(82,415)	(304,114)	(241,207)

Interest Income	930	446	1,415	1,345
Interest Expense	(30,196)	(31,622)	(89,764)	(90,853)
Amortization of Deferred Financing Costs	(828)	(603)	(2,472)	(1,826)
Mark-to-Market/Loss on Settlement of Interest Rate Protection Agreements (a)	—	(2,942)	—	(3,112)
Loss from Early Retirement of Debt	(139)	—	(393)	—

Loss from Continuing Operations Before Equity in Net Income of Joint Ventures, Income Tax Benefit and Minority Interest Allocable to Continuing Operations	(22,855)	(29,154)	(64,958)	(76,949)

Equity in Net Income of Joint Ventures (b)	6,376	4,747	23,633	12,019
Income Tax Benefit	2,839	4,381	4,955	11,286
Minority Interest Allocable to Continuing Operations	2,319	3,291	6,924	9,073

Loss from Continuing Operations	(11,321)	(16,735)	(29,446)	(44,571)

Income from Discontinued Operations (Including Gain on Sale of Real Estate of $59,637 and $65,368 for the Three Months Ended September 30, 2007 and 2006, respectively, and $174,436 and $171,390 for the Nine Months Ended September 30, 2007 and 2006, respectively (c))	62,430	72,520	186,047	189,298
Provision for Income Taxes Allocable to Discontinued Operations (Including a provision allocable to Gain on Sale of Real Estate of $9,894 and $19,662 for the Three Months Ended September 30, 2007 and 2006, respectively, and $31,015 and $42,171 for the Nine Months Ended September 30, 2007 and 2006, respectively)	(10,473)	(21,261)	(33,585)	(44,811)
Minority Interest Allocable to Discontinued Operations (c)	(6,531)	(6,659)	(19,195)	(18,870)

Income Before Gain on Sale of Real Estate	34,105	27,865	103,821	81,046

Gain on Sale of Real Estate	103	2,853	4,507	6,374
Provision for Income Taxes Allocable to Gain on Sale of Real Estate	(40)	(1,122)	(1,145)	(2,174)
Minority Interest Allocable to Gain on Sale of Real Estate	(8)	(225)	(423)	(549)

Net Income	34,160	29,371	106,760	84,697

Preferred Dividends	(4,857)	(5,442)	(16,463)	(15,490)
Redemption of Preferred Stock	—	—	(2,017)	(672)

Net Income Available to Common Stockholders	$29,303	$23,929	$88,280	$68,535

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO FFO (d) AND FAD (d)

Net Income Available to Common Stockholders	$29,303	$23,929	$88,280	$68,535

Add: Depreciation and Amortization of Real Estate	40,898	32,225	116,469	96,072
Add: Income Allocated to Minority Interest	4,220	3,593	12,694	10,346
Add: Depreciation and Amortization of Real Estate Included in Discontinued Operations	1,239	6,704	7,783	20,234
Add: Depreciation and Amortization of Real Estate — Joint Ventures (b)	2,142	2,542	7,104	8,048
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(19,194)	(17,377)	(53,905)	(44,783)
Less: Accumulated Depreciation/Amortization on Real Estate Sold — Joint Ventures (b)	(1,413)	(654)	(4,571)	(1,337)

Funds From Operations (“FFO”) (d)	$57,195	$50,962	$173,854	$157,115

Add: Loss from Early Retirement of Debt	139	—	393	—
Add: Restricted Stock Amortization	3,403	2,487	10,657	7,112
Add: Amortization of Deferred Financing Costs	828	603	2,472	1,826
Add: Depreciation of Corporate F,F&E	439	477	1,401	1,341
Add: Redemption of Preferred Stock	—	—	2,017	672
Less: Non-Incremental Capital Expenditures	(9,349)	(9,280)	(21,722)	(29,014)
Less: Straight-Line Rent	(2,470)	(2,870)	(7,975)	(7,854)

Funds Available for Distribution (“FAD”) (d)	$50,185	$42,379	$161,097	$131,198

FIRST INDUSTRIAL REALTY TRUST, INC.
Selected Financial Data
(In thousands, except for per share/unit and property data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO EBITDA (d) AND NOI (d)

Net Income Available to Common Stockholders	$29,303	$23,929	$88,280	$68,535

Add: Interest Expense	30,196	31,622	89,764	90,853
Add: Depreciation and Amortization of Real Estate	40,898	32,225	116,469	96,072
Add: Preferred Dividends	4,857	5,442	16,463	15,490
Add: Mark-to-Market/Loss on Settlement of Interest Rate Protection Agreements (a)	—	2,942	—	3,112
Add: Provision for Income Taxes	7,674	18,002	29,775	35,699
Add: Redemption of Preferred Stock	—	—	2,017	672
Add: Income Allocated to Minority Interest	4,220	3,593	12,694	10,346
Add: Amortization of Deferred Financing Costs	828	603	2,472	1,826
Add: Depreciation of Corporate F,F&E	439	477	1,401	1,341
Add: Depreciation and Amortization of Real Estate Included in Discontinued Operations	1,239	6,704	7,783	20,234
Add: Loss from Early Retirement of Debt	139	—	393	—
Add: Depreciation and Amortization of Real Estate — Joint Ventures (b)	2,142	2,542	7,104	8,048
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(19,194)	(17,377)	(53,905)	(44,783)
Less: Accumulated Depreciation/Amortization on Real Estate Sold — Joint Ventures (b)	(1,413)	(654)	(4,571)	(1,337)

EBITDA (d)	$101,328	$110,050	$316,139	$306,108

Add: General and Administrative Expense	21,307	20,047	66,478	55,918
Less: Net Economic Gains (d)	(34,842)	(34,526)	(105,857)	(102,523)
Less: Provision for Income Taxes	(7,674)	(18,002)	(29,775)	(35,699)
Less: Equity in FFO of Joint Ventures	(12,454)	(10,389)	(40,733)	(30,515)

Net Operating Income (“NOI”) (d)	$67,665	$67,180	$206,252	$193,289

RECONCILIATION OF GAIN ON SALE OF REAL ESTATE TO NET ECONOMIC GAINS (d)

Gain on Sale of Real Estate	103	2,853	4,507	6,374
Gain on Sale of Real Estate included in Discontinued Operations	59,637	65,368	174,436	171,390
Less: Provision for Income Taxes	(7,674)	(18,002)	(29,775)	(35,699)
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(19,194)	(17,377)	(53,905)	(44,783)
Add: Assignment Fees	—	—	3,275	793
Add: Income Taxes Allocable to FFO from Joint Ventures	1,970	1,684	7,319	4,448

Net Economic Gains (d)	$34,842	$34,526	$105,857	$102,523

Weighted Avg. Number of Shares/Units Outstanding — Basic	50,735	50,721	50,894	50,691
Weighted Avg. Number of Shares/Units Outstanding — Diluted (e)	50,735	50,721	50,894	50,691
Weighted Avg. Number of Shares Outstanding — Basic	44,240	44,032	44,373	43,976
Weighted Avg. Number of Shares Outstanding — Diluted (e)	44,240	44,032	44,373	43,976

Per Share/Unit Data:
FFO:
- Basic	$1.13	$1.00	$3.42	$3.10
- Diluted (e)	$1.13	$1.00	$3.42	$3.10
Loss from Continuing Operations Less Preferred Dividends and Redemption of Preferred Stock Per Weighted Average Common Share Outstanding:
- Basic	$(0.36)	$(0.47)	$(1.01)	$(1.30)
- Diluted (e)	$(0.36)	$(0.47)	$(1.01)	$(1.30)
Net Income Available to Common Stockholders Per Weighted Average Common Share Outstanding:
- Basic	$0.66	$0.54	$1.99	$1.56
- Diluted (e)	$0.66	$0.54	$1.99	$1.56
Dividends/Distributions	$0.7100	$0.7000	$2.1300	$2.1000

FFO Payout Ratio	63.0%	69.7%	62.4%	67.8%
FAD Payout Ratio	71.8%	83.8%	67.3%	81.1%

Balance Sheet Data (end of period):
Real Estate Before Accumulated Depreciation	$3,335,231	$3,257,337
Real Estate and Other Held For Sale, Net	55,325	38,557
Total Assets	3,255,281	3,189,008
Debt	1,932,863	1,790,875
Total Liabilities	2,157,770	2,004,761
Stockholders’ Equity and Minority Interest	$1,097,511	$1,184,247

a)	Represents the mark to market/loss on settlement of interest rate protection agreements that do not qualify for hedge accounting in accordance with Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities”.

b)	Represents the Company’s share of net income, depreciation and amortization of real estate and accumulated depreciation and amortization on real estate sold from the Company’s joint ventures in which it owns minority equity interests.

c)	In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”). FAS 144 requires that the operations and gain (loss) on sale of qualifying properties sold and properties that are classified as held for sale be presented in discontinued operations. FAS 144 also requires that prior periods be restated.

d)	Investors in and analysts following the real estate industry utilize FFO, NOI, EBITDA and FAD, variously defined, as supplemental performance measures. While the Company believes net income available to common stockholders, as defined by GAAP, is the most appropriate measure, it considers FFO, NOI, EBITDA and FAD, given their wide use by and relevance to investors and analysts, appropriate supplemental performance measures. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets. NOI provides a measure of rental operations, and does not factor in depreciation and amortization and non-property specific expenses such as general and administrative expenses. EBITDA provides a tool to further evaluate the ability to incur and service debt and to fund dividends and other cash needs. FAD provides a tool to further evaluate the ability to fund dividends. In addition, FFO, NOI, EBITDA and FAD are commonly used in various ratios, pricing multiples/yields and returns and valuation calculations used to measure financial position, performance and value.
The Company calculates FFO to be equal to net income available to common stockholders, plus depreciation and amortization on real estate, minus accumulated depreciation and amortization on real estate sold. Accordingly, as calculated by the Company, FFO includes net economic gains resulting from all Company property sales as well as assignment fees. Assignment fees are earned when the Company assigns its interest in a purchase contract to a third party for consideration.
NOI is defined as revenues of the Company, minus property expenses such as real estate taxes, repairs and maintenance, property management, utilities, insurance and other expenses. NOI includes NOI from discontinued operations.
EBITDA is defined as NOI, plus the equity in FFO of the Company’s joint ventures, which are accounted for under the equity method of accounting, plus Net Economic Gains, minus general and administrative expenses. EBITDA includes EBITDA from discontinued operations.
FAD is defined as EBITDA, minus GAAP interest expense, minus preferred stock dividends, minus straight-line rental income, minus provision for income taxes, plus restricted stock amortization, minus non-incremental capital expenditures. Non-incremental capital expenditures are building improvements and leasing costs required to maintain current revenues.
FFO, NOI, EBITDA and FAD do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs, including the repayment of principal on debt and payment of dividends and distributions. FFO, NOI, EBITDA and FAD should not be considered as substitutes for net income available to common stockholders (calculated in accordance with GAAP), as a measure of results of operations, or cash flows (calculated in accordance with GAAP) as a measure of liquidity. FFO, NOI, EBITDA and FAD, as calculated by the Company, may not be comparable to similarly titled, but variously calculated, measures of other REITs or to the definition of FFO published by NAREIT.
The Company also reports Net Economic Gains, which, effectively, measure the value created in the Company’s capital recycling activities. Net Economic Gains are calculated by subtracting from gain on sale of real estate (calculated in accordance with GAAP, including gains on sale of real estate classified as discontinued operations) the recapture of accumulated depreciation and amortization on real estate sold (excluding the recapture of accumulated amortization related to above/below market leases and lease inducements as this amortization is included in revenues and FFO) and the provision for income taxes (excluding taxes associated with joint ventures). Net Economic Gains also includes assignment fees.
In addition, the Company considers cash-basis same store NOI (“SS NOI”) to be a useful supplemental measure of its operating performance. Beginning with the fourth quarter of 2006, the Company adopted the following definition of its same store pool of properties: Same store properties, for the period beginning January 1, 2007, include all properties owned January 1, 2006 and held as an operating property through the end of the current reporting period and developments that were placed in service or were substantially completed for 12 months prior to January 1, 2006 (the “Same Store Pool”). The Company defines SS NOI as NOI, less NOI of properties not in the Same Store Pool, less the impact of straight-line rent and the amortization of above/below market rent. For the quarters ended September 30, 2007 and 2006, NOI was $67,665 and $67,180, respectively; NOI of properties not in the Same Store Pool was $13,492 and $15,708 respectively; the impact of straight-line rent and the amortization of above/below market rent was $1,957 and $1,662, respectively. The Company excludes straight-line rents and above/below market rent amortization in calculating SS NOI because the Company believes it provides a better measure of actual cash basis rental growth for a year-over-year comparison. In addition, the Company believes that SS NOI helps the investing public compare the operating performance of a company’s real estate as compared to other companies. While SS NOI is a relevant and widely used measure of operating performance of real estate investment trusts, it does not represent cash flow from operations or net income as defined by GAAP and should not be considered as an alternative to those measures in evaluating our liquidity or operating performance. SS NOI also does not reflect general and administrative expenses, interest expenses, depreciation and amortization costs, capital expenditures and leasing costs, or trends in development and construction activities that could materially impact our results from operations. Further, the Company’s computation of SS NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating SS NOI.

e)	Pursuant to Statement of Financial Accounting Standard No. 128, “Earnings Per Share”, the diluted weighted average number of shares/units outstanding and the diluted weighted average number of shares outstanding are the same as the basic weighted average number of shares/units outstanding and the basic weighted average number of shares outstanding, respectively, for periods in which continuing operations is a loss, as the dilutive effect of stock options and restricted stock would be antidilutive to the loss from continuing operations per share.